EXHIBIT 3.2

AMENDED AND RESTATED BYLAWS

OF

C1 FINANCIAL, INC.

* * * * *

ARTICLE 1
OFFICES

Section 1.01.  Registered Office.  The registered office of the Corporation shall be in the City of St. Petersburg, County of Pinellas, State of Florida.

Section 1.02.  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Florida as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03.  Books.  The books of the Corporation may be kept within or without the State of Florida as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2
MEETINGS OF SHAREHOLDERS

Section 2.01.  Time and Place of Meetings.  All meetings of shareholders shall be held at such place, either within or without the State of Florida, on such date and at such time as may be determined from time to time by the Board of Directors.

Section 2.02.  Annual Meetings. An annual meeting of shareholders, commencing with the year 2015, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03.  Special Meetings.  Special meetings of the shareholders may be called only by the President of the Company or by the Board of Directors. The President must call such meeting whenever requested to do so by the shareholders owning, in the aggregate, not less than twenty percent (20%) of the Common Stock of the Company. The Board of Directors must act pursuant to a resolution adopted by a majority of the Board of Directors.  Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) of the

Corporation’s Amended and Restated Articles of Incorporation, special meetings of holders of such Preferred Stock.

Section 2.04.  Notice of Meetings and Adjourned Meetings; Waivers of Notice.  Article 1  Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by the Florida Business Corporation Act as the same exists or may hereafter be amended (“Florida Law”), such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting.  The Board of Directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting before the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

(b)      A written waiver of any such notice signed by the shareholder entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.  Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice.

Section 2.05.  Quorum.  Unless otherwise provided under the Amended and Restated Articles of Incorporation or these Amended and Restated Bylaws and subject to Florida Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of shareholders shall constitute a quorum for the transaction of business.

Section 2.06.  Voting.  (a) Unless otherwise provided in the Amended and Restated Articles of Incorporation and subject to Florida Law, each shareholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such shareholder.  Any share of capital stock of the Corporation held by the Corporation shall have no voting rights.  Except as otherwise required by law, the Amended and Restated Articles of Incorporation or these Amended and Restated Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the shareholders.  Abstentions and broker non-votes shall not be counted as votes cast.  Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes cast by the shares of capital stock of the Corporation entitled to vote in the election at a meeting at which a quorum is present.

(b)      Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy, appointed by an instrument in writing, subscribed by such shareholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such shareholder or by his attorney, and delivered to the secretary of the meeting.  No proxy shall be voted after eleven (11) months from its date, unless said proxy expressly provides for a longer period.

(c)           For items of business to be brought before a special meeting of shareholders, in all matters other than the election of directors, the holders of a majority of the outstanding voting stock of the Corporation may act by written consent in lieu of such special meeting, so long as all shareholders are provided notice of such matters pursuant to Section 2.04 and said written consent is filed with the records of the Corporation.

Section 2.07.  Organization.  At each meeting of shareholders, the Chairman of the Board of Directors, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the President of the Corporation, shall preside over the meeting.  The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.08.  Order of Business.  The order of business at all meetings of shareholders shall be as determined by the chairman of the meeting.

Section 2.09.  Nomination of Directors and Proposal of Other Business.

(a)      Annual Meetings of Shareholders.  (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the shareholders at an annual meeting of shareholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) as may be provided in the certificate of designations for any class or series of preferred stock, or (D) by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.09(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.09(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.

(ii)      For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder pursuant to clause (D) of paragraph (i) of this Section 2.09(a), the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for shareholder action.  To be timely, a shareholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation.  In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(iii)     A shareholder’s notice to the Secretary shall set forth (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director:  (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Amended and Restated Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1)       the name and address of such shareholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2)       for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such shareholder and by any such beneficial owner;

(3)       a description of any agreement, arrangement or understanding between or among such shareholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(4)       a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(5)       a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6)       a representation as to whether such shareholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from shareholders in support of such proposal or nomination;

(7)       any other information relating to such shareholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(8)       such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for shareholder action.

If requested by the Corporation, not later than 10 days after the record date for the meeting, such shareholder and any such beneficial owner shall supplement the information required under clauses 2.09(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.09 so that such information is provided as of the record date.

(b)      Special Meetings of Shareholders.  If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of shareholders may be made by any shareholder who is a shareholder of record at the time of giving of notice provided for in this Section 2.09(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.09(b).  For nominations to be properly brought by a shareholder before a special meeting of shareholders pursuant to this Section 2.09(b), the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation.  To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (a) not earlier than 150 days prior to the date of the special meeting or (b) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made by the Corporation.  A shareholder’s notice to the Secretary shall comply with the notice requirements of Section 2.09(a)(iii).

(c)      General.  (1) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.09(a)(ii) or Section 2.09(b): (1) a completed directors and officers questionnaire (in the form provided by the secretary of the Corporation at the request of the nominating shareholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.09(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time.  At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a shareholder’s notice of nomination that pertains to the nominee.

(ii)      No person shall be eligible to be nominated by a shareholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.09.  No business proposed by a shareholder shall be conducted at a shareholder meeting except in accordance with this Section 2.09

(iii)     The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Amended and Restated Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be.  Notwithstanding the foregoing provisions of this Section 2.09, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum.  For purposes of this Section 2.09, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

(iv)     Without limiting the foregoing provisions of this Section 2.09, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.09; provided, however, that any references in these Amended and Restated Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.09, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.09 shall be the exclusive means for a shareholder to make nominations or submit other business (other than as provided in Section 2.09(c)(v)).

(v)      Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.09 shall be deemed satisfied by a shareholder if such shareholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of shareholders.

ARTICLE 3
DIRECTORS

Section 3.01.  General Powers.  Except as otherwise provided in Florida Law or the Amended and Restated Articles of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02.  Number, Election and Term Of Office.  The Board of Directors shall consist of not less than five nor more than fifteen directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board.  As set forth in Article 6 of the Amended and Restated Articles of Incorporation, the directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors.  Except as otherwise provided in the Amended and Restated Articles of Incorporation, each director shall serve for a term ending on the date of the third annual meeting of shareholders next following the annual meeting at which such director was elected.  Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.  Directors need not be shareholders.

Section 3.03.  Quorum and Manner of Acting.  Unless the Amended and Restated Articles of Incorporation or these Amended and Restated Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Amended and Restated Articles of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting.

Section 3.04.  Time and Place of Meetings.  The Board of Directors shall hold its meetings at such place, either within or without the State of Florida, and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05.  Annual Meeting.  The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of shareholders, on the same day and at the same place where such annual meeting shall be held.  Notice of such meeting need not be given.  In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Florida, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06.  Regular Meetings.  After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07.  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President and shall be called by the Chairman of the Board of Directors, President or the Secretary, on the written request of three directors.  Notice of the date, time, and place of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors and is permitted by Florida Law.

Section 3.08.  Committees.  The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate one or more committees, including but not limited to, (i) an audit committee, (ii) an enterprise risk management committee, (iii) an executive compensation committee, (iv) a nominating committee, (v) an asset/liability committee and (vi) a loan committee. Each committee shall consist of not more than five nor less than three directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee.  Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; except that no such committee shall have the authority to: (a) approve or recommend to shareholders actions or proposals required by Florida Law to be approved by shareholders, (b) fill vacancies on the Board of Directors or any committee thereof, (c) adopt, amend, or repeal the bylaws of the Corporation, (d) authorize or approve the reacquisition of shares unless pursuant to a general formula or method specified by the Board of Directors, or (e) authorize or approve the issuance or sale or contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a voting group except that the Board of Directors may authorize a committee (or a senior executive officer of the Corporation) to do so within limits specifically prescribed by the Board of Directors.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09.  Action by Consent.  Unless the Amended and Restated Articles of Incorporation provide otherwise, action required or permitted by Florida Law to be taken at a meeting of the Board of Directors or at a meeting of any committee thereof may be taken without a meeting, if the action is taken by all members of the Board of Directors or of the committee. The action must be evidenced by one or more written consents describing the action taken and signed by each director or committee member.

Section 3.10.  Telephonic Meetings.  Unless otherwise restricted by the Amended and Restated Articles of Incorporation or these Amended and Restated Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a regular or special meeting of the Board of Directors, or such committee, as the case may be, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

Section 3.11.  Resignation.  Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, to the Chairman of the Board of Directors or to the Secretary of the Corporation.  The

resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12.  Vacancies.  Unless otherwise provided in the Amended and Restated Articles of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by Florida Law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.  If there are no directors in office, then an election of directors may be held in accordance with Florida Law.  Unless otherwise provided in the Amended and Restated Articles of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13.  Removal.  No director may be removed from office by the shareholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the corporation generally entitled to vote in the election of directors, voting together as a single class.

Section 3.14.  Compensation.  Unless otherwise restricted by the Amended and Restated Articles of Incorporation or these Amended and Restated Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15. Preferred Stock Directors.  Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the Amended and Restated Articles of Incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.

ARTICLE 4
OFFICERS

Section 4.01.  Principal Officers.  The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of shareholders and directors in a book kept for that purpose.  The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint.  One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02.  Appointment, Term of Office and Remuneration.  The principal officers of the Corporation shall be appointed by the Board of Directors in the manner determined by the Board of Directors.  Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal.  The remuneration of all officers of the Corporation shall be fixed by the Board of Directors, unless such power is delegated to a committee of the Board of Directors.  Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03.  Subordinate Officers.  In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine.  The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04.  Removal.  Any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05.  Resignations.  Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer).  The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06.  Powers and Duties.  The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5
CAPITAL STOCK

Section 5.01.  Certificates For Stock; Uncertificated Shares.  The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares or a combination of certificated and uncertificated shares.  Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical.  Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the Chief Executive Officer, President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of such Corporation representing the number of shares registered in certificate form.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.  The Corporation shall not have power to issue a certificate or certificates in bearer form.

Section 5.02.  Transfer Of Shares.  Shares of the stock of the Corporation may be transferred on the record of shareholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03.  Authority for Additional Rules Regarding Transfer.  The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any shareholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6
GENERAL PROVISIONS

Section 6.01.  Fixing the Record Date.  (a) In order that the Corporation may determine the shareholders entitled to notice of any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 70 before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of shareholders entitled to notice of or to vote at a meeting of shareholders is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

(b)      In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 70 days prior to such action.  If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02.  Dividends.  Subject to limitations contained in Florida Law and the Amended and Restated Articles of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03.  Year.  The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 6.04.  Corporate Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Florida”.  The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05.  Voting of Stock Owned by the Corporation.  The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of shareholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06.  Amendments.  These Amended and Restated Bylaws may be amended or repealed, and additional bylaws added or adopted, by a majority vote of the entire Board of Directors if such proposed action is consistent with any bylaw that may have been adopted at any shareholders meeting by a vote of the majority of the issued and outstanding voting stock of the Corporation. These Amended and Restated Bylaws may be amended or repealed at any shareholders’ meeting by a vote of the majority of the issued and outstanding voting stock of the Corporation.